Exhibit 99.1

UBS Securities LLC 1285 Avenue of the Americas New York NY 10019 www.ubs.com

CONSENT OF UBS SECURITIES LLC

We hereby consent to the use of our opinion letter dated September 6, 2016 to the Special Committee of the Board of Directors of American Finance Trust, Inc. (“AFIN”) included as Annex B to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Amendment No. 1 to Form S-4 relating to the proposed merger of AFIN and American Realty Capital – Retail Centers of America, Inc. filed with the Securities and Exchange Commission on November 22, 2016 and references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ UBS Securities LLC

UBS SECURITIES LLC

New York, New York
November 22, 2016